AMENDMENT NO. 1 TO THE AGREEMENT

THIS AMENDMENT NO. 1 TO THE AGREEMENT is entered into as of the 24th day of February, 2016, by Lydall, Inc., a Delaware corporation (the "Company"), and JAMES V. LAUGHLAN (the "Employee").

W I T N E S S E T H

WHEREAS, the Company and the Employee entered into that certain Agreement dated August 3, 2015 (the "Agreement”), and now desire to amend the Agreement, as set for below relating to the employment of the Employee by the Company and/or one of its subsidiaries;

NOW, THEREFORE, in consideration of the mutual covenants contained herein and for other good and valuable consideration, the Parties agree as follows:

1.1    Benefits Upon Termination Without Cause (No Change of Control). The last sentence of Section 3(c) of the Agreement is deleted in its entirety and replaced with the following sentence:

The Severance Benefit shall be paid in equal installments over a twelve (12) month period at the same intervals that salary payments are normally made by the Company; provided that, if at the time of the Employee's termination of employment, (i) the Employee is a "specified employee" (a "Specified Employee") as defined in subsection (a)(2)(B)(i) of Section 409A of the Internal Revenue Code of 1986, as amended (the "Code"), and (ii) the Severance Benefit is subject to the provisions of Code Section 409A, then the portion of the Severance Benefit that is subject to Code Section 409A shall be paid as provided in Section 8.15, below.

1.2    Benefits Upon Termination Without Cause (Change of Control). The last sentence of Section 4(c) of the Agreement is deleted in its entirety and replaced with the following sentence:

The COC Severance Benefit shall be paid in a lump sum within thirty (30) days after the date of such termination of employment; provided that, if at the time of the Employee's termination of employment, (i) the Employee is a Specified Employee, and (ii) the COC Severance Benefit is subject to the provisions of Code Section 409A, then the portion of the COC Severance Benefit that is subject to Code Section 409A shall be paid as provided in Section 8.15, below.

1.3    Payments pursuant to Section 409A of the Code. The following new section is inserted into the Agreement and the sections that follow are hereby renumbered accordingly:

8.15    Section 409A of the Code.
(a)    If (i) the Employee is determined to be a “specified employee” within the meaning of Code Section 409A(a)(2)(B)(i), (ii) any amounts payable under this Agreement are subject to Code Section 409A, and (iii) such amounts are payable on the Employee’s “separation from service,” as defined in Treasury Regulation Section 1.409A-1(h), then such amounts will be payable on a monthly basis after Employee’s termination of employment (or, if earlier, the date of death of Employee).  Payments under this Section to which an Employee would otherwise be entitled during the first six (6) months following Employee’s termination date will be accumulated and paid on the day that is six (6) months after the termination date.

(b)    Any taxable reimbursements under this Agreement will be made no later than the end of the calendar year following the calendar year the expense was incurred. For purposes of complying with Section 409A: (i) payment of such reimbursements or in-kind benefits during one calendar year will not affect the amount of such reimbursement or in-kind benefits provided during a subsequent calendar year; and (ii) such reimbursement benefit or rights or in-kind benefits may not be exchanged or substituted for another form of compensation to the Employee.

(c)    Any severance payments due as a result of Employee’s termination of employment with the Company will be made only upon a “separation from service,” as defined in Treasury Regulation Section 1.409A-1(h).

(d)    In no event shall the Company be liable to the Employee for or with respect to any taxes, penalties or interest which may be imposed upon the Employee pursuant to Section 409A. The Employee hereby acknowledges that she or he has been advised to seek and has sought the advice of a tax advisor with respect to the tax consequences to the Employee of all payments pursuant to this Agreement, including any adverse tax consequences or penalty taxes under Code Section 409A and applicable state tax law. The Employee hereby agrees to bear the entire risk of any such adverse federal and state tax consequences and penalty taxes in the event any payment pursuant to this Agreement is deemed to be subject to Code Section 409A, and that no representations have been made to the Employee relating to the tax treatment of any payment pursuant to this Agreement under Code Section 409A and the corresponding provisions of any applicable state income tax laws.

1.4    Confidentiality Covenant. The following new sentence is inserted at the end of Section 8.16 (Entire Agreement) of the Agreement:

For the avoidance of doubt, the terms of the Confidentiality Agreement do not prevent the Employee from communicating directly with a government agency regarding any potential or pending investigation, either during or after my employment with the Company.

1.5    Ratification of Agreement. Except as expressly modified hereby all of the terms and conditions of the Agreement shall remain valid and binding on the parties and the parties hereby ratify and affirm such terms and conditions.

1.6    Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed an original but all of which together shall constitute one and the same instrument.

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IN WITNESS WHEREOF, the Company has caused this Amendment No. 1 to the Agreement to be executed by its duly authorized officer and the Employee has hereunto set his/her hand, each as of the date indicated below.

LYDALL, INC.

By:	/S/ DALE G. BARNHART February 24, 2016

Dale G. Barnhart	Date

President and Chief Executive Officer

/S/ JAMES V. LAUGHLAN         February 24, 2016

JAMES V. LAUGHLAN        Date